Exhibit 99.2
For Immediate News Release
February 3, 2016

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2015 OPERATING RESULTS, 8.0% DIVIDEND INCREASE
AND INITIAL 2016 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2015 increased 11.9% to $1.97 from $1.76 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended December 31, 2015 increased 14.4% to $1.99 from $1.74 for the prior year period.

Net Income Attributable to Common Stockholders for the three months ended December 31, 2015 was $155,428,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 4.6% to $1.13 for the three months ended December 31, 2015, from $1.08 for the prior year period.

The increases in FFO per share and Core FFO per share were primarily driven by an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities. The increase in the Company’s EPS was primarily due to an increase in NOI from newly developed and existing operating communities, partially offset by a decrease in real estate sales and related gains during the three months ended December 31, 2015 compared to the prior year period.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the fourth quarter of 2015 to its October 2015 outlook:

Fourth Quarter 2015 Results
Comparison to October 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - October 2015 outlook (1)	$1.94	$1.98
Joint venture income	0.02	—
Interest expense and other	0.01	0.01
Q4 2015 per share reported results	$1.97	$1.99

(1) The mid-point of the Company's October 2015 outlook.

For the year ended December 31, 2015, FFO per share increased 11.0% to $8.05 from $7.25 for the prior year. Core FFO per share for the year ended December 31, 2015 increased 11.4% to $7.55 from $6.78 for the prior year. EPS for the year ended December 31, 2015 increased 5.8% to $5.51 from $5.21 for the prior year.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the full year 2015 to its results for the full year 2014:

Full Year 2015 Results
Comparison to Full Year 2014

	Per Share
	FFO	Core FFO

2014 per share reported results	$7.25	$6.78
Established and Redevelopment Community NOI	0.44	0.46
Other community NOI	0.71	0.71
Capital markets and transaction activity (1)	(0.08)	(0.29)
Joint venture income and management fees (2)	(0.30)	(0.05)
Casualty and impairment gain	0.11	—
Lost NOI from Edgewater fire	(0.06)	—
Gain on sale of real estate	0.07	—
Expensed acquisition costs and other	(0.09)	(0.06)
2015 per share reported results	$8.05	$7.55

(1) FFO per share for 2015 includes gain on extinguishment of debt, net.
(2) FFO per share includes the Company's promoted interest from joint venture dispositions.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "2015 was another outstanding year for AvalonBay. We completed a Company record $1.3 billion of new development activity at an initial projected stabilized yield of 6.7% and delivered 11.4% Core FFO per share growth. We expect healthy growth in our stabilized portfolio and contributions from new investment activity to support another year of strong Core FFO per share growth in 2016."

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Three Months Ended December 31, 2015 Compared to the Prior Year Period

For the Company, total revenue increased by $40,184,000, or 9.1%, to $480,840,000. This increase is primarily due to growth in revenue from Development Communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 5.8%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 5.4%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.7%. Total revenue for Established Communities increased $17,739,000 to $352,951,000. Operating expenses for Established Communities decreased $922,000, or 0.9%, to $99,830,000. NOI for Established Communities increased $18,661,000, or 8.0%, to $253,121,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2015 compared to the fourth quarter of 2014:

Q4 2015 Compared to Q4 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	5.2%	0.7%	0.4%	9.0%	15.4%
Metro NY/NJ	4.4%	(0.7)%	1.0%	3.9%	24.5%
Mid-Atlantic	0.9%	0.2%	(0.9)%	2.0%	15.2%
Pacific NW	7.6%	(0.4)%	(1.0)%	10.6%	5.0%
No. California	11.3%	(1.2)%	(3.1)%	14.9%	20.9%
So. California	6.7%	(0.7)%	(2.8)%	10.3%	19.0%
Total	5.8%	(0.4%)	(0.9)%	8.0%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of Q4 year over year variances.

(2) Represents each region's % of total NOI for Q4 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Year Ended December 31, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $170,388,000, or 10.1%, to $1,856,028,000. This increase is primarily due to growth in revenue from Development Communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 5.3%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 5.0%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.2%. Total revenue for Established Communities increased $65,692,000 to $1,384,823,000. Operating expenses for

Established Communities increased $12,036,000, or 3.0%, to $411,418,000. NOI for Established Communities increased $53,656,000, or 5.8%, to $973,405,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2015 compared to the prior year:

Full Year 2015 Compared to Full Year 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	4.1%	0.4%	7.2%	2.8%	14.4%
Metro NY/NJ	4.0%	(0.6)%	2.9%	3.3%	25.0%
Mid-Atlantic	0.5%	0.3%	2.6%	0.2%	15.5%
Pacific NW	7.3%	(0.2)%	4.5%	8.2%	5.1%
No. California	10.4%	(0.9)%	2.5%	11.9%	21.0%
So. California	6.5%	(0.2)%	(0.1)%	9.4%	19.0%
Total	5.3%	(0.3)%	3.0%	5.8%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of year over year variances.

(2) Represents each region's % of total NOI for Full Year 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2015, the Company engaged in the following development activity:

The Company completed the development of five communities:

•	Avalon Baker Ranch, located in Lake Forest, CA;

•	Avalon Marlborough, located in Marlborough, MA;

•	AVA Theater District, located in Boston, MA;

•	Avalon Bloomfield Station, located in Bloomfield, NJ; and

•	Avalon Framingham, located in Framingham, MA.

These five communities contain an aggregate of 1,582 apartment homes and were constructed for an aggregate Total Capital Cost of $482,100,000.

The Company started the construction of four communities:

•	Avalon Maplewood, located in Maplewood, NJ;

•	Avalon Rockville Centre II, located in Rockville Centre, NY;

•	AVA Wheaton, located in Wheaton, MD; and

•	Avalon Dogpatch, located in San Francisco, CA.

These communities will contain a total of 1,045 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $403,100,000.

The Company added four Development Rights during the three months ended December 31, 2015. If developed as expected, these Development Rights will contain a total of

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

1,512 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $502,000,000.

The projected Total Capital Cost of overall Development Rights decreased to $3.4 billion at December 31, 2015 from $3.6 billion at September 30, 2015.

During 2015, the Company:

•	completed the development of 13 communities containing an aggregate of 4,170 apartment homes, for a Total Capital Cost of $1,312,700,000; and

•	commenced the development of 13 communities which are expected to contain an aggregate of 3,758 apartment homes and be completed for a Total Capital Cost of $1,191,500,000.

Acquisition Activity

In January 2016, the Company acquired Avalon Hoboken located in Hoboken, NJ. Avalon Hoboken contains 217 apartment homes and was acquired for a purchase price of $129,700,000, which includes the assumption of an interest-only mortgage loan secured by the community in the amount of $67,904,000. The mortgage loan has a 4.18% fixed interest rate and matures in December 2020.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2015, the Company sold Avalon Charles Pond, a wholly-owned community located in Coram, NY. Avalon Charles Pond contains 200 apartment homes and was sold for $51,000,000, resulting in a gain in accordance with GAAP of $9,474,000 and an Economic Gain of $1,531,000. Avalon Charles Pond yielded an Unleveraged IRR of 6.4% over an investment period of 7.8 years.

During 2015, the Company sold three wholly-owned communities, containing 851 apartment homes. These communities were sold for an aggregate sales price of $265,500,000 and a weighted average Initial Year Market Cap Rate of 5.3%, resulting in an aggregate gain in accordance with GAAP of $115,625,000 and an Economic Gain of $68,174,000. The three communities yielded an Unleveraged IRR of 10.1% over an investment period of 11.5 years.

Unconsolidated Real Estate Investments
During 2015, real estate ventures in which the Company had a direct investment sold eight communities containing 2,870 apartment homes for an aggregate sales price of $583,800,000, resulting in an aggregate gain in accordance with GAAP for the Company of $33,579,000.

In conjunction with the dispositions and operating activities, the Company received distributions of $121,636,000 from its investments in unconsolidated real estate entities. This amount includes $20,680,000 received from the joint venture partner associated with MVP I, LLC, the entity that owns Avalon at Mission Bay North II, upon agreement with the partner to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Prospectively, earnings and distributions for MVP I, LLC will be based on the Company's 25.0% equity interest in the venture.

Liquidity and Capital Markets

At December 31, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $505,328,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the fourth quarter of 2015 was 4.8 times.

During the three months ended December 31, 2015, the Company had the following capital markets activity:

•
The Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $297,072,000. The notes mature in November 2025 and were issued at a 3.5% coupon interest rate.

•
The Company commenced a new continuous equity program ("CEP IV") under which the Company may sell up to $1,000,000,000 of its common stock from time to time. As of December 31, 2015, the Company has not sold any common stock under the CEP IV.

•
The Company repaid two fixed rate secured mortgage notes pursuant to their scheduled maturity dates at par. The mortgage notes had an aggregate principal balance of $103,430,000 and a weighted average effective interest rate of 6.18%.

During 2015, in addition to proceeds from dispositions, the Company sourced approximately $1,534,423,000 from the following capital markets activity:

•
The Company settled 4,500,000 shares of common stock for net proceeds of $659,423,000, pursuant to the forward equity sale contract entered into in September 2014 to sell 4,500,000 shares of common stock, as described in the Company's third quarter 2014 earnings release dated October 27, 2014.

•
The Company issued $825,000,000 aggregate principal amount of unsecured notes in two public offerings under its existing shelf registration statement, for net proceeds of $817,725,000 and a weighted average contractual interest rate of 3.47%.

•	The Company borrowed the final $50,000,000 available under its $300,000,000 variable rate unsecured term loan, maturing in March 2021.
During 2015, the Company repaid an aggregate of $823,472,000 of secured indebtedness with a weighted average contractual interest rate of 6.07% and a weighted average effective interest rate of 4.30%. The Company recognized a net gain in accordance with GAAP of

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

$26,734,000, consisting of the write-off of unamortized premium net of deferred financing costs of $38,120,000, partially offset by prepayment penalties of $11,386,000.

In January 2016, the Company entered into an amendment to increase its borrowing capacity under its unsecured credit facility from $1,300,000,000 to $1,500,000,000. In addition, the Company extended the term of the credit facility from April 2017 to April 2020, with one nine-month extension option available. As part of the amendment, the Company’s current margin over LIBOR decreased to 0.825% from 0.95%, and its annual facility fee decreased to 0.125% from 0.15%.

Edgewater Insurance Settlement

In January 2016, the Company reached a final settlement with its property and casualty insurers regarding the property damage and lost income related to the Edgewater fire, resulting in aggregate insurance recoveries for these aspects of this matter, after self-insurance and deductibles, of $73,008,000. The Company received $44,000,000 of these recoveries in 2015 and expects to receive the remaining $29,008,000 during the three months ending March 31, 2016, which will be recognized as additional casualty gain and business interruption insurance recovery.

First Quarter 2016 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2016 of $1.35 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is an 8.0% increase over the Company’s prior quarterly dividend of $1.25 per share. The dividend is payable on April 15, 2016 to common stockholders of record as of March 31, 2016.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

2016 Financial Outlook

The following presents a summary of the Company’s financial outlook for 2016, further details for which are provided on Attachment 14.

For its first quarter and full year 2016 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook
	Q1 2016			Full Year 2016
	Low		High	Low		High
Projected EPS	$1.73	-	$1.79	$6.86	-	$7.26
Projected FFO per share	$2.04	-	$2.10	$8.12	-	$8.52
Projected Core FFO per share (1)	$1.88	-	$1.94	$8.03	-	$8.43

(1) Core FFO per share is adjusted for the items detailed in Attachment 15.

The following table compares the 2016 full year outlook for FFO per share and Core FFO per share to the Company’s actual results for the full year 2015:

Full Year 2016 Outlook
Comparison to Full Year 2015 Results

	Per Share
	FFO	Core FFO

2015 per share reported results	$8.05	$7.55
Established and Redevelopment Community NOI	0.50	0.50
Other community NOI (1)	0.82	0.67
Capital markets and transaction activity (2)	(0.61)	(0.40)
JV income, management fees and overhead (3)	(0.44)	(0.09)
2016 per share outlook (4)	$8.32	$8.23

(1) FFO per share for 2016 includes business interruption insurance proceeds for Edgewater.
(2) FFO per share for 2015 included gain on extinguishment of debt, net.
(3) FFO per share for 2015 included the Company's promoted interest from joint ventures and casualty and impairment gains.
(4) Represents the mid-point of the Company's January 2016 outlook.

Other Matters

The Company will hold a conference call on February 4, 2016 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 877-681-3374 domestically and 719-325-4880 internationally and use conference id: 6442204.

To hear a replay of the call, which will be available from February 4, 2016 at 6:00 PM ET to February 11, 2016 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 6442204. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 4, 2016. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2015, the Company owned or held a direct or indirect ownership interest in 285 apartment communities containing 83,696 apartment homes in 11 states and the District of Columbia, of which 26 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater ("Edgewater") fire are subject to change and could materially affect the Company's current expectations regarding the impact of the fire; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2016 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Avalon Baker Ranch
Lake Forest, CA

JACOB WIRTH CO.

AVA Theater District
Boston, MA

eaves
by Avalon
APARTMENT
LIVING

eaves Creekside
Mountain View, CA

FOURTH QUARTER 2015

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2015

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Full Year Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs.........................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12
Summary of Disposition Activity.....................................................................................................................................	Attachment 13

2016 Financial Outlook
2016 Financial Outlook.................................................................................................................................................	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 15

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2015
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2015	2014	% Change	2015	2014	% Change
Revenue:
Rental and other income	$478,607	$437,859	9.3%	$1,846,081	$1,674,011	10.3%
Management, development and other fees	2,233	2,797	(20.2)%	9,947	11,050	(10.0)%
Total	480,840	440,656	9.1%	1,856,028	1,685,061	10.1%
Operating expenses:
Direct property operating expenses, excluding property taxes	91,588	88,926	3.0%	377,317	345,846	9.1%
Property taxes	49,994	46,714	7.0%	193,499	178,634	8.3%
Property management and other indirect operating expenses	15,563	15,644	(0.5)%	67,060	60,341	11.1%
Total operating expenses	157,145	151,284	3.9%	637,876	584,821	9.1%

Interest expense, net	(42,217)	(47,987)	(12.0)%	(175,615)	(180,618)	(2.8)%
Gain (loss) on extinguishment of debt, net	—	—	—%	26,736	(412)	N/A
General and administrative expense	(11,428)	(10,715)	6.7%	(42,396)	(41,425)	2.3%
Joint venture income (1)	1,093	5,241	(79.1)%	70,018	148,766	(52.9)%
Investments and investment management	(1,096)	(1,290)	(15.0)%	(4,370)	(4,485)	(2.6)%
Expensed acquisition, development and other pursuit costs, net of recoveries	(1,570)	6,855	N/A	(6,822)	3,717	N/A
Depreciation expense	(122,259)	(114,084)	7.2%	(477,923)	(442,682)	8.0%
Income tax expense (2)	(215)	(9,332)	(97.7)%	(1,861)	(9,368)	(80.1)%
Casualty and impairment (loss) gain, net (3)	(125)	—	100.0%	10,542	—	100.0%
Gain on sale of real estate (4)	—	490	(100.0)%	9,647	490	1,868.8%
Gain on sale of communities (5)	9,474	23,980	(60.5)%	115,625	84,925	36.1%
Income from continuing operations	155,352	142,530	9.0%	741,733	659,148	12.5%

Discontinued operations:
Income from discontinued operations	—	—	—%	—	310	(100.0)%
Gain on sale of discontinued operations	—	—	—%	—	37,869	(100.0)%
Total discontinued operations	—	—	—%	—	38,179	(100.0)%

Net income	155,352	142,530	9.0%	741,733	697,327	6.4%
Net loss (income) attributable to noncontrolling interests	76	112	(32.1)%	305	(13,760)	N/A

Net income attributable to common stockholders	$155,428	$142,642	9.0%	$742,038	$683,567	8.6%

Net income attributable to common stockholders per common share - basic	$1.13	$1.08	4.6%	$5.54	$5.22	6.1%

Net income attributable to common stockholders per common share - diluted	$1.13	$1.08	4.6%	$5.51	$5.21	5.8%

Funds from Operations	$270,154	$233,484	15.7%	$1,083,085	$951,035	13.9%
Per common share - diluted	$1.97	$1.76	11.9%	$8.05	$7.25	11.0%

Dividends declared - common	$171,252	$153,178	11.8%	$673,692	$608,709	10.7%
Per common share	$1.25	$1.16	7.8%	$5.00	$4.64	7.8%

Average shares and participating securities outstanding - basic	136,981,717	132,119,949	3.7%	133,885,758	130,878,250	2.3%
Average shares outstanding - diluted	137,349,671	132,677,639	3.5%	134,593,177	131,237,502	2.6%

Total outstanding common shares and operating partnership units	137,009,531	132,057,882	3.7%	137,009,531	132,057,882	3.7%

(1)
Amounts for the three months and year ended December 31, 2015 include $2,824 and $46,863, respectively, of disposition gains, legal settlements and distributions from the wind down of joint ventures. The amount for the year ended December 31, 2015 also includes income of $20,680 from a joint venture partner’s buyout of the Company’s promoted interest in future distributions of MVP I, LLC. Amount for the year ended December 31, 2014 includes $108,606 of recognized gains and the Company’s promoted interest from the sale of Avalon Chrystie Place.

(2)
Amounts for the three months and year ended December 31, 2014 include $9,300 of federal income tax expense related to dispositions of the Company's direct and indirect interests in certain real estate assets acquired in the Archstone acquisition.

(3)
Casualty and impairment (loss) gain, net for the year ended December 31, 2015 includes $44,142 of insurance proceeds received, partially offset by $28,604 for the write-off of real estate and related costs from Edgewater, and a casualty loss of $4,195 related to severe winter storms in the Company's Northeast markets.

(4)	Amount for the year ended December 31, 2015 includes gain on the sale of air rights and two undeveloped land parcels.

(5)
Gain on sale of communities for the year ended December 31, 2014 includes $16,656 from the sale of an AvalonBay Value Added Fund, L.P. ("Fund I") community that was consolidated for financial reporting purposes. The Company's joint venture partners' 85% interest in this gain of $14,132 is reported as a component of net loss (income) attributable to noncontrolling interests.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2015	2014

Real estate	$17,151,277	$16,006,244
Less accumulated depreciation	(3,303,751)	(2,847,058)

Net operating real estate	13,847,526	13,159,186
Construction in progress, including land	1,592,917	1,417,107
Land held for development	484,377	180,516
Operating real estate assets held for sale, net	17,489	178,931

Total real estate, net	15,942,309	14,935,740

Cash and cash equivalents	400,507	509,460
Cash in escrow	104,821	95,625
Resident security deposits	30,077	29,617
Investments in unconsolidated real estate entities	216,919	298,315
Other assets	236,672	271,821

Total assets	$16,931,305	$16,140,578

Unsecured notes, net	$3,845,674	$2,975,533
Unsecured credit facility	—	—
Notes payable, net	2,611,274	3,514,174
Resident security deposits	53,132	48,826
Liabilities related to assets held for sale	553	2,000
Other liabilities	570,149	540,875

Total liabilities	$7,080,782	$7,081,408

Redeemable noncontrolling interests	9,997	12,765
Equity	9,840,526	9,046,405

Total liabilities and equity	$16,931,305	$16,140,578

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2015
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2015	30, 2015	30, 2015	31, 2015	31, 2014

RENTAL REVENUE (2)
Established (3)	51,134	$352,598	$351,565	$342,765	$335,967	$334,386
Other Stabilized (3) (4)	8,999	55,318	55,234	54,197	53,690	53,282
Redevelopment (3)	4,118	29,341	29,316	28,176	27,490	27,381
Development (3)	12,956	36,679	30,624	23,157	16,213	11,634
Total Consolidated Communities	77,207	$473,936	$466,739	$448,295	$433,360	$426,683

OPERATING EXPENSE
Established		$99,830	$107,009	$101,420	$103,159	$100,752
Other Stabilized (4)		18,861	19,547	18,149	19,266	17,719
Redevelopment		8,916	9,582	8,933	9,471	8,749
Development		12,901	11,360	8,593	6,836	5,219
Total Consolidated Communities		$140,508	$147,498	$137,095	$138,732	$132,439

NOI (3)
Established		$253,121	$245,267	$241,782	$233,235	$234,460
Other Stabilized (4)		36,887	36,930	36,536	34,818	36,734
Redevelopment		20,448	19,766	19,246	18,024	19,075
Development		24,675	19,275	14,645	9,550	6,485
Total Consolidated Communities		$335,131	$321,238	$312,209	$295,627	$296,754

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,408	$2,404	$2,336	$2,283	$2,275
Other Stabilized (4)		$2,152	$2,139	$2,091	$2,046	$2,035
Redevelopment		$2,518	$2,512	$2,417	$2,355	$2,330

ECONOMIC OCCUPANCY (5)
Established		95.5%	95.3%	95.6%	95.9%	95.9%
Other Stabilized (4)		94.6%	95.0%	95.3%	96.0%	93.7%
Redevelopment		94.3%	94.4%	94.4%	94.5%	95.1%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (6)		47.0% / 45.1%	68.5% / 67.3%	59.7% / 58.3%	41.4% / 44.9%	45.1% / 49.4%
Current year period YTD / Prior year period YTD (6)		54.2% / 53.9%				53.9% / 56.1%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2015 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. Q1 2015 average revenue per occupied home is based on the weighted average number of homes available for Edgewater.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q4 2015 see Attachment #9, Development Communities.
(6)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(7)	Redevelopment Communities includes nine communities containing 2,795 apartment homes that are currently under active Redevelopment as of December 31, 2015.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q415	$20,648	$11,442	$310
Q315	$20,356	$10,559	$210
Q215	$19,800	$11,180	$110
Q115	$19,030	$10,762	$113
Q414	$15,667	$12,045	$182

REDEVELOPMENT COMMUNITIES (7)

	Total Capital	Remaining
	Cost	to Invest
Q415	$122,000	$69,800

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2015

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q4 15	Q4 14	% Change	Q4 15	Q4 14	% Change	Q4 15	Q4 14	% Change
New England
Boston, MA	5,348	$2,322	$2,204	5.4%	96.0%	95.1%	0.9%	$35,768	$33,650	6.3%
Fairfield-New Haven, CT	1,929	2,376	2,272	4.6%	95.9%	95.8%	0.1%	13,188	12,596	4.7%
New England Average	7,277	2,336	2,221	5.2%	96.0%	95.3%	0.7%	48,956	46,246	5.9%

Metro NY/NJ
New York City, NY	3,373	3,870	3,677	5.2%	95.6%	96.4%	(0.8)%	37,441	35,865	4.4%
New York - Suburban	4,264	2,842	2,746	3.5%	95.3%	95.8%	(0.5)%	34,659	33,648	3.0%
New Jersey	3,718	2,293	2,200	4.2%	95.4%	96.0%	(0.6)%	24,397	23,559	3.6%
Metro NY/NJ Average	11,355	2,968	2,844	4.4%	95.4%	96.1%	(0.7)%	96,497	93,072	3.7%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,069	2,050	0.9%	95.7%	95.5%	0.2%	52,186	51,608	1.1%
Mid-Atlantic Average	8,789	2,069	2,050	0.9%	95.7%	95.5%	0.2%	52,186	51,608	1.1%

Pacific Northwest
Seattle, WA	3,444	1,990	1,849	7.6%	95.0%	95.4%	(0.4)%	19,536	18,225	7.2%
Pacific Northwest Average	3,444	1,990	1,849	7.6%	95.0%	95.4%	(0.4)%	19,536	18,225	7.2%

Northern California
San Jose, CA	3,373	2,620	2,362	10.9%	94.9%	96.0%	(1.1)%	25,163	22,910	9.8%
Oakland-East Bay, CA	2,934	2,349	2,078	13.0%	94.9%	95.8%	(0.9)%	19,617	17,493	12.1%
San Francisco, CA	2,894	3,156	2,853	10.6%	95.1%	96.6%	(1.5)%	26,071	23,927	9.0%
Northern California Average	9,201	2,702	2,427	11.3%	95.0%	96.2%	(1.2)%	70,851	64,330	10.1%

Southern California
Los Angeles, CA	7,149	2,075	1,942	6.8%	95.7%	96.5%	(0.8)%	42,573	40,160	6.0%
Orange County, CA	2,657	1,979	1,863	6.2%	95.2%	96.0%	(0.8)%	15,013	14,247	5.4%
San Diego, CA	1,262	1,929	1,793	7.6%	95.7%	95.8%	(0.1)%	6,986	6,498	7.5%
Southern California Average	11,068	2,035	1,907	6.7%	95.6%	96.3%	(0.7)%	64,572	60,905	6.0%

Average/Total Established	51,134	$2,408	$2,275	5.8%	95.5%	95.9%	(0.4)%	$352,598	$334,386	5.4%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2014 such that a comparison of Q4 2014 to Q4 2015 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.3% from Q4 2014 to Q4 2015.

(4)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.7%.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Rental Revenue and Occupancy Changes - Established Communities
December 31, 2015

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s) (2)

		Q4 15	Q3 15	% Change	Q4 15	Q3 15	% Change	Q4 15	Q3 15	% Change
New England
Boston, MA	5,348	$2,322	$2,310	0.5%	96.0%	95.5%	0.5%	$35,768	$35,392	1.1%
Fairfield-New Haven, CT	1,929	2,376	2,391	(0.6)%	95.9%	95.2%	0.7%	13,188	13,173	0.1%
New England Average	7,277	2,336	2,331	0.2%	96.0%	95.4%	0.6%	48,956	48,565	0.8%

Metro NY/NJ
New York City, NY	3,373	3,870	3,868	0.1%	95.6%	96.2%	(0.6)%	37,441	37,651	(0.6)%
New York - Suburban	4,264	2,842	2,871	(1.0)%	95.3%	95.0%	0.3%	34,659	34,880	(0.6)%
New Jersey	3,718	2,293	2,311	(0.8)%	95.4%	95.3%	0.1%	24,397	24,570	(0.7)%
Metro NY/NJ Average	11,355	2,968	2,984	(0.5)%	95.4%	95.5%	(0.1)%	96,497	97,101	(0.6)%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,069	2,090	(1.0)%	95.7%	95.4%	0.3%	52,186	52,545	(0.7)%
Mid-Atlantic Average	8,789	2,069	2,090	(1.0)%	95.7%	95.4%	0.3%	52,186	52,545	(0.7)%

Pacific Northwest
Seattle, WA	3,444	1,990	2,005	(0.7)%	95.0%	94.0%	1.0%	19,536	19,469	0.3%
Pacific Northwest Average	3,444	1,990	2,005	(0.7)%	95.0%	94.0%	1.0%	19,536	19,469	0.3%

Northern California
San Jose, CA	3,373	2,620	2,610	0.4%	94.9%	94.5%	0.4%	25,163	24,954	0.8%
Oakland-East Bay, CA	2,934	2,349	2,293	2.4%	94.9%	95.6%	(0.7)%	19,617	19,285	1.7%
San Francisco, CA	2,894	3,156	3,097	1.9%	95.1%	94.9%	0.2%	26,071	25,521	2.2%
Northern California Average	9,201	2,702	2,662	1.5%	95.0%	94.9%	0.1%	70,851	69,760	1.6%

Southern California
Los Angeles, CA	7,149	2,075	2,054	1.0%	95.7%	95.8%	(0.1)%	42,573	42,191	0.9%
Orange County, CA	2,657	1,979	1,974	0.3%	95.2%	95.4%	(0.2)%	15,013	15,012	0.0%
San Diego, CA	1,262	1,929	1,902	1.4%	95.7%	96.1%	(0.4)%	6,986	6,922	0.9%
Southern California Average	11,068	2,035	2,017	0.9%	95.6%	95.7%	(0.1)%	64,572	64,125	0.7%

Average/Total Established	51,134	$2,408	$2,404	0.2%	95.5%	95.3%	0.2%	$352,598	$351,565	0.3%

(1)	Reflects the effect of concessions amortized over the average lease term.

(2)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have remained consistent with an increase of 0.3%.

Attachment 6
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2015

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Full Year 2015	Full Year 2014	% Change	Full Year 2015	Full Year 2014	% Change	Full Year 2015	Full Year 2014	% Change
New England
Boston, MA	5,348	$2,265	$2,171	4.3%	95.7%	95.2%	0.5%	$139,062	$132,650	4.8%
Fairfield-New Haven, CT	1,929	2,332	2,262	3.1%	95.8%	95.4%	0.4%	51,724	49,979	3.5%
New England Average	7,277	2,283	2,194	4.1%	95.7%	95.3%	0.4%	190,786	182,629	4.5%

Metro NY/NJ
New York City, NY	3,373	3,804	3,633	4.7%	95.6%	96.3%	(0.7)%	147,136	141,519	4.0%
New York - Suburban	4,264	2,817	2,724	3.4%	95.4%	96.1%	(0.7)%	137,512	133,951	2.7%
New Jersey	3,718	2,261	2,176	3.9%	95.9%	96.2%	(0.3)%	96,752	93,357	3.6%
Metro NY/NJ Average	11,355	2,928	2,815	4.0%	95.6%	96.2%	(0.6)%	381,400	368,827	3.4%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,070	2,059	0.5%	95.6%	95.3%	0.3%	208,658	207,012	0.8%
Mid-Atlantic Average	8,789	2,070	2,059	0.5%	95.6%	95.3%	0.3%	208,658	207,012	0.8%

Pacific Northwest
Seattle, WA	3,444	1,945	1,812	7.3%	95.1%	95.3%	(0.2)%	76,468	71,389	7.1%
Pacific Northwest Average	3,444	1,945	1,812	7.3%	95.1%	95.3%	(0.2)%	76,468	71,389	7.1%

Northern California
San Jose, CA	3,373	2,528	2,283	10.7%	95.5%	96.1%	(0.6)%	97,704	88,754	10.1%
Oakland-East Bay, CA	2,934	2,235	2,001	11.7%	95.4%	96.4%	(1.0)%	75,034	67,782	10.7%
San Francisco, CA	2,894	3,032	2,778	9.1%	95.4%	96.4%	(1.0)%	100,417	92,884	8.1%
Northern California Average	9,201	2,593	2,348	10.4%	95.4%	96.3%	(0.9)%	273,155	249,420	9.5%

Southern California
Los Angeles, CA	7,149	2,021	1,897	6.5%	96.0%	96.3%	(0.3)%	166,381	156,682	6.2%
Orange County, CA	2,657	1,937	1,820	6.4%	95.6%	95.4%	0.2%	59,017	55,351	6.6%
San Diego, CA	1,262	1,872	1,757	6.5%	95.4%	95.7%	(0.3)%	27,030	25,449	6.2%
Southern California Average	11,068	1,984	1,863	6.5%	95.8%	96.0%	(0.2)%	252,428	237,482	6.3%

Average/Total Established	51,134	$2,358	$2,239	5.3%	95.6%	95.9%	(0.3)%	$1,382,895	$1,316,759	5.0%

(1) Established Communities are communities with Stabilized Operations as of January 1, 2014 such that a comparison of 2014 to 2015 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.9% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.2%.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2015
(Dollars in thousands)
(unaudited)

	Q4	Q4		Q4 2015 % of	Full Year	Full Year		Full Year 2015 % of
	2015	2014	% Change	Total Opex	2015	2014	% Change	Total Opex

Property taxes (2)	$35,023	$35,067	(0.1)%	35.1%	$139,579	$135,750	2.8%	33.9%
Payroll (3)	21,750	21,742	—%	21.8%	90,270	87,314	3.4%	21.9%
Repairs & maintenance (4)	16,370	17,173	(4.7)%	16.4%	70,840	67,121	5.5%	17.2%
Office operations (5)	10,919	10,406	4.9%	10.9%	42,588	42,746	(0.4)%	10.4%
Utilities (6)	9,606	10,168	(5.5)%	9.6%	42,223	42,508	(0.7)%	10.3%
Insurance (7)	3,886	3,647	6.6%	3.9%	15,672	14,176	10.6%	3.8%
Marketing (8)	2,276	2,549	(10.7)%	2.3%	10,246	9,767	4.9%	2.5%
Total Established Communities Operating Expenses (9)	$99,830	$100,752	(0.9)%	100.0%	$411,418	$399,382	3.0%	100.0%

(1)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes decreased for the three months ended December 31, 2015 primarily due to successful appeals across the Company's Established Community portfolio. Property taxes increased for the year ended December 31, 2015 over the prior year primarily due to an increase in rates and assessments as well as a decrease in successful appeals and reductions of supplemental taxes as compared to the prior year.

(3)
Payroll includes expenses directly related to on-site operations and increased for the year ended December 31, 2015 over the prior year, primarily due to increased on-site payroll costs and benefits costs from higher medical claims and compliance with the provisions of the Affordable Care Act, partially offset by a decrease in third-party labor costs in office operations.

(4)
Repairs and maintenance decreased for the three months ended December 31, 2015 from the prior year period, primarily due to a decrease in landscaping costs, the timing of maintenance expenses, and a decrease in net turnover costs compared to the prior year period. The increase for the year ended December 31, 2015 over the prior year, is primarily due to increased net turnover costs coupled with maintenance expenses, snow removal and other costs related to severe winter storms in the Company's Northeast markets in the first quarter of 2015.

(5)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increase for the three months ended December 31, 2015 over the prior year period is primarily due to increases in bad debt expense and percentage rent for certain land leases. The decrease for the year ended December 31, 2015 from the prior year is primarily due to a decrease in bad debt expense and third-party labor costs, which partially offset the increase in payroll expense.

(6)
Utilities represent aggregate utility costs, net of resident reimbursements. The decrease for the three months and year ended December 31, 2015 from the respective prior year periods is primarily due to a decrease in net gas and electric utility costs from decreased consumption, and an energy management fee refund, partially offset by an increase in water and sewer expense net of resident reimbursements. The decrease for year ended December 31, 2015 from the prior year is also partially offset by increased waste disposal costs.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months and year ended December 31, 2015 over the prior year periods is primarily due to increased property and general liability premiums, as well as the timing of claims and related recoveries. Insurance costs can be volatile due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decrease for the three months ended December 31, 2015 over the prior year period is primarily due to a decrease in internet advertising. The increase for the year ended December 31, 2015 over the prior year period is primarily due to increased customer service incentives related to capital projects at current operating communities and incentives granted as a result of the severe winter storms in the Company's Northeast markets during the first quarter of 2015, and is partially offset by a decrease in internet advertising.

(9)Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses.

Attachment 8
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2015
(Dollars in thousands except per home data)
(unaudited)

					Categorization of 2015 Add'l Capitalized Value (3)								2015 Maintenance Expensed Per Home (6)
Current Communities (1)	Apartment Homes (1)	Balance at 12-31-15 (2)	Balance at 12-31-14 (2)	2015 Add'l Capitalized Value	Acquisitions, Construction, Redevelopment & Dispositions		Revenue Generating (5)	Non-Rev Generating		Total	Non-Rev Generating Capex Per Home		Carpet Replacement		Other Maintenance		Total
Established Communities	51,134	$9,676,310	$9,601,328	$74,982	$30,294	(4)	$2,349	$42,339		$74,982	$828		$148		$1,944		$2,092
Other Stabilized Communities	8,999	1,575,991	1,601,568	(25,577)	(29,059)	(7)	1,163	2,319		(25,577)	258		86		1,656		1,742
Total Stabilized Communities	60,133	11,252,301	11,202,896	49,405	1,235		3,512	44,658		49,405	743		139		1,901		2,040
Development Communities (8)	12,956	2,974,083	2,007,659	966,424	966,424		—	—		966,424	—		6		508		514
Dispositions	—	—	147,806	(147,806)	(147,806)		—	—		(147,806)	—		142		1,197		1,339
Redevelopment Communities (8)	4,118	828,475	753,959	74,516	74,516		—	—		74,516	—		117		2,108		2,225
Corporate	—	87,688	79,994	7,694	—		—	7,694	(9)	7,694	—		—		—		—
Total	77,207	$15,142,547	$14,192,314	$950,233	$894,369		$3,512	$52,352		$950,233	$578	(10)	$115	(11)	$1,678	(11)	$1,793

(1)	For the purpose of this table, Current Communities and Apartment Homes excludes communities held by unconsolidated real estate joint ventures.

(2)	Total gross fixed assets excluding land.

(3)
Policy is to capitalize if the item is real property, exceeds $15,000 and extends the useful life of the asset, and certain expenditures related to acquisitions. Personal property is capitalized if the item is a new addition and it exceeds $2,500.

(4)	Represents redevelopment that is primarily focused on the exterior and/or common area and therefore is included in the Established Community portfolio and not classified as Redevelopment.

(5)	Represents revenue generating or expense saving expenditures, such as improvements to retail space, or energy and other utility efficiency improvements.

(6)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)
Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities. Also includes the impact of the write-off of impaired assets and additional capitalized spend related to recognized casualty and impairment loss.

(8)	Represents communities that were under construction/reconstruction during 2015, including communities where construction/reconstruction has been completed.

(9)	Includes capital expenditures associated with leasehold improvements related to corporate offices, as well as capitalized enterprise software costs.

(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11)	Total 2015 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 9

AvalonBay Communities, Inc.
Development Communities as of December 31, 2015

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of January 22, 2016			Q4 '15 (1)
Under Construction:
1.	Avalon Falls Church	Falls Church, VA	384	$109.8	Q1 2014	Q1 2015	Q1 2016	Q3 2016	$2,205	100.0%	80.7%	71.9%	63.1%
2.	Avalon Glendora	Glendora, CA	280	82.5	Q4 2013	Q2 2015	Q1 2016	Q3 2016	2,095	76.8%	66.1%	58.9%	40.4%
3.	Avalon Green III	Elmsford, NY	68	22.1	Q4 2014	Q3 2015	Q1 2016	Q3 2016	3,105	100.0%	42.6%	36.8%	18.2%
4.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q4 2015	Q4 2016	Q3 2017	3,470	7.1%	9.7%	7.1%	6.1%
5.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,355	48.2%	39.0%	27.7%	8.5%
6.	Avalon Dublin Station II	Dublin, CA	252	83.7	Q2 2014	Q4 2015	Q3 2016	Q4 2016	2,700	33.7%	19.8%	15.9%	4.3%
7.	Avalon Union	Union, NJ	202	50.7	Q4 2014	Q4 2015	Q2 2016	Q4 2016	2,465	32.7%	41.1%	22.3%	5.7%
8.	Avalon Irvine III	Irvine, CA	156	55.0	Q2 2014	Q1 2016	Q2 2016	Q4 2016	2,335	19.2%	20.5%	9.0%	1.6%
9.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q1 2016	Q2 2017	Q4 2017	2,115	—	—	—	—
10.	Avalon West Hollywood (2)	West Hollywood, CA	294	151.7	Q2 2014	Q4 2016	Q3 2017	Q2 2018	3,495	—	—	—	—
11.	Avalon Esterra Park (2)	Redmond, WA	482	137.8	Q3 2014	Q1 2016	Q2 2017	Q4 2017	2,030	—	—	—	—
12.	Avalon North Station	Boston, MA	503	257.9	Q3 2014	Q4 2016	Q4 2017	Q2 2018	3,575	—	—	—	—
13.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,890	—	—	—	—
14.	Avalon Alderwood II	Lynnwood, WA	124	26.1	Q1 2015	Q2 2016	Q3 2016	Q4 2016	1,670	—	—	—	—
15.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q3 2016	Q2 2017	Q4 2017	1,795	—	—	—	—
16.	Avalon Laurel	Laurel, MD	344	72.4	Q2 2015	Q1 2016	Q1 2017	Q3 2017	1,850	—	—	—	—
17.	Avalon Quincy	Quincy, MA	395	95.3	Q2 2015	Q3 2016	Q2 2017	Q4 2017	2,165	—	—	—	—
18.	Avalon Great Neck	Great Neck, NY	191	78.9	Q2 2015	Q1 2017	Q2 2017	Q4 2017	3,570	—	—	—	—
19.	AVA NoMa	Washington, D.C.	438	148.3	Q2 2015	Q2 2017	Q1 2018	Q3 2018	2,535	—	—	—	—
20.	Avalon Newcastle I (2)	Newcastle, WA	378	110.1	Q3 2015	Q4 2016	Q4 2017	Q2 2018	2,245	—	—	—	—
21.	Avalon Chino Hills	Chino Hills, CA	331	96.9	Q3 2015	Q1 2017	Q4 2017	Q2 2018	2,080	—	—	—	—
22.	Avalon Sheepshead Bay (3)	Brooklyn, NY	180	86.4	Q3 2015	Q3 2017	Q4 2017	Q2 2018	3,255	—	—	—	—
23.	Avalon Maplewood	Maplewood, NJ	235	66.3	Q4 2015	Q3 2017	Q1 2018	Q3 2018	2,270	—	—	—	—
24.	Avalon Rockville Centre II	Rockville Centre, NY	165	57.8	Q4 2015	Q3 2017	Q4 2017	Q2 2018	2,785	—	—	—	—
25.	AVA Wheaton	Wheaton, MD	319	75.6	Q4 2015	Q2 2017	Q1 2018	Q3 2018	1,870	—	—	—	—
26.	Avalon Dogpatch	San Francisco, CA	326	203.4	Q4 2015	Q4 2017	Q3 2018	Q1 2019	4,450	—	—	—	—
	Subtotal / Weighted Average		8,112	$2,884.8					$2,625
Completed this Quarter:
1.	Avalon Baker Ranch	Lake Forest, CA	430	$130.2	Q4 2013	Q4 2014	Q4 2015	Q1 2016	$2,235	100.0%	99.1%	96.7%	90.9%
2.	Avalon Marlborough	Marlborough, MA	350	75.6	Q1 2014	Q1 2015	Q4 2015	Q2 2016	2,060	100.0%	85.7%	83.4%	74.5%
3.	AVA Theater District	Boston, MA	398	181.4	Q1 2013	Q2 2015	Q4 2015	Q3 2016	3,835	100.0%	62.8%	58.0%	45.0%
4.	Avalon Bloomfield Station	Bloomfield, NJ	224	51.0	Q4 2013	Q2 2015	Q4 2015	Q1 2016	2,325	100.0%	99.6%	99.1%	77.1%
5.	Avalon Framingham	Framingham, MA	180	43.9	Q3 2014	Q3 2015	Q4 2015	Q3 2016	2,225	100.0%	83.3%	70.6%	47.8%
	Subtotal / Weighted Average		1,582	$482.1					$2,610
	Total / Weighted Average		9,694	$3,366.9					$2,625
Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$3,423.6		Weighted Average Projected NOI as a % of Total Capital Cost (1)				6.3%
	Total Capital Cost, disbursed to date			(2,192.9)
	Total Capital Cost, remaining to invest			$1,230.7

(1)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include AVA Capitol Hill (15,000 sf), Avalon Huntington Beach (10,000 sf), Avalon West Hollywood (32,000 sf), Avalon Esterra Park (17,000 sf) and Avalon Newcastle I (15,000 sf).

(3)
The Company is developing this project with a private development partner. The Company will own the rental portion of the development on floors 3-19 and the partner will own the for-sale condominium portion on floors 20-30 of the development.  Information on this attachment represents only the Company's portion of the project.  The Company is providing a construction loan to the development partner, expected to be $48.8 million, which together with the partner's contributed equity is expected to fund the condominium portion of the project.

(4)
Includes the communities presented on this attachment plus one additional community with 221 apartment homes representing $56.7 million in Total Capital Costs which has completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2015 NOI for these 32 communities was $7.1 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2015.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of December 31, 2015

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2014	37	10,384	$3,187

Q1, Q2, & Q3 2015
Q1, Q2, & Q3 Additions	10	3,423	$1,395
Q1, Q2, & Q3 Construction starts	(9)	(2,714)	(784)
Q1, Q2, & Q3 Adjustments to existing Development Rights	(5)	(1,341)	(244)
Development Rights as of 9/30/2015	33	9,752	$3,554

Q4 2015
Q4 2015 Additions	4	1,512	$502
Q4 2015 Construction starts	(4)	(1,045)	(403)
Q4 2015 Adjustments to existing Development Rights	(1)	(585)	(235)
Development Rights as of 12/31/2015	32	9,634	$3,418

Current Development Rights by Region as of December 31, 2015

New England	7	1,759	$575
Metro NY/NJ	12	3,673	1,295
Mid-Atlantic	4	1,305	352
Pacific Northwest	4	1,224	374
Northern California	4	978	481
Southern California	1	695	341
Total	32	9,634	$3,418

(1)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
As of December 31, 2015, the Company owns land (including pursuit costs) in the amount of $484 million for the future development of 7 of the 32 Development Rights. Construction is expected to commence during the next 12 months on 3 of the 7 Development Rights for which land is owned with a total basis of $429 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2015.

Attachment 11

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2015
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)		Debt
	# of	Ownership		Apartment		Full Year	Principal		Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q4 2015	2015	Amount (3)		Rate (4)

AvalonBay Value Added Fund II, L.P. ("Fund II")	6	31.3%		2,880	$9,266	$43,023	$286,543		4.05%
Multifamily Partners AC LP (5)	9	28.6%		1,730	9,384	36,873	373,863		3.59%
Multifamily Partners AC JV LP	3	20.0%		921	4,849	18,439	162,300	(6)	6.00%
MVP I, LLC	1	25.0%	(7)	313	2,857	11,198	103,000		3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,304	5,046	23,835		3.40%
Total Unconsolidated Real Estate Investments	20			6,149	$27,660	$114,579	$949,541		4.10%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100% ownership. NOI includes $7,826 for the year ended December 31, 2015 from Fund II communities disposed of during the year and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of December 31, 2015.

(5)	In January 2016, Multifamily Partners AC LP sold Archstone Boca Town Center in Boca Raton, FL. Archstone Boca Town Center contains 252 apartment homes and was sold for $56,300,000.

(6)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

(7)
During the three months ended March 31, 2015, the Company received $20,680 from the joint venture partner associated with MVP I, LLC upon agreement to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Beginning in March 2015, the Company's share of operating results is based on its 25.0% ownership interest. Prior to this modification of the joint venture agreement, after the venture made certain threshold distributions to the third-party partner, the Company generally received 45.0% of all further distributions. In January and February 2015, the Company received aggregate distributions of $660 in excess of its ownership percentage for its promoted interest in MVP I, LLC.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2015
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest			Net Debt-to-Core EBITDA
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)			4.8x
Conventional Debt			2016	$282,419
Long-term, fixed rate	$5,019,172		2017	$977,057	Interest Coverage	7.4x
Long-term, variable rate	399,987		2018	$93,037
Variable rate facility (4)	—		2019	$593,528	Unencumbered NOI	78%
Subtotal, Conventional	5,419,159	4.2%	2020	$704,882

Tax-Exempt Debt
Long-term, fixed rate	116,937
Long-term, variable rate	945,195
Subtotal, Tax-Exempt	1,062,132	2.0%

Total Debt	$6,481,291	3.8%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	December 31, 2015	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	27.6%	<	60%
Combined EBITDA to Combined Debt Service	5.48x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	17.6%	<	65%
Secured Indebtedness to Capitalization Value (6)	10.7%	<	40%

Unsecured Senior Notes Covenants	December 31, 2015	Requirement

Total Outstanding Indebtedness to Total Assets (7)	35.3%	<	60%
Secured Indebtedness to Total Assets (7)	12.9%	<	40%
Unencumbered Assets to Unsecured Indebtedness	414.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.95x	>	1.50x

(1)
The Company has the option to extend the maturity date of $692,191 principal amount of indebtedness currently scheduled to mature in 2017. The extension option provides the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2)	Balances outstanding and amounts due at maturity exclude any associated issuance discount, mark-to-market premiums and deferred financing costs.
(3)	Rates are as of December 31, 2015 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4)	Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at December 31, 2015.
(5)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended December 31, 2015, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate acquired during the year ended December 31, 2015. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2015
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2)	IRR (2)

2006- 2010:
25 Communities (3) (4)	11.0	$1,322,475	$625,236	$152,502	$472,734	5.3%	14.1%

2011:
2 Communities (5)	13.4	$184,740	$137,173	$24,794	$112,379	5.1%	16.0%

2012:
4 Communities (6)	13.9	$268,250	$146,311	$50,815	$95,496	5.3%	10.6%

2013:
8 Communities (7)	13.4	$932,800	$278,231	$94,790	$183,441	4.9%	12.8%

2014:
4 Communities (7)	10.9	$296,200	$106,138	$38,367	$67,771	5.0%	12.6%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2006 - 2015 Total
46 Communities	12.0	$3,269,965	$1,408,714	$408,719	$999,995	5.1%	13.3%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year periods.

(2)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
2009 and 2010 GAAP and Economic Gains include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(4)
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

(6)
2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(7)
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

Attachment 14
AvalonBay Communities, Inc.
2016 Financial Outlook
As of February 3, 2016
(dollars in millions, except per share and apartment home data)

Key Outputs (1)				Sources and Uses (7)

	2015 Actual	2016 Projected	Projected Growth (2)	Cash and cash equivalents, December 31, 2015		$400

FFO per share	$8.05	$8.12 to $8.52	3.4%	2016 Projected sources of funds:
Core FFO per share	$7.55	$8.03 to $8.43	9.0%	New capital from asset sales and capital markets activity		1,075
				Cash from operations (8)		350
				Total sources of funds		1,425
Assumptions
				2016 Projected uses of funds:
Job and Income Growth Assumptions (3) - US Average / AvalonBay Markets				Development and redevelopment activity, including land		1,350
2016 Expected job growth			1.9% / 2.2%	Debt redemptions and amortization		275
2016 Expected total personal income growth			6.0% / 6.6%	Total uses of funds		1,625

			2016 Projected	Projected cash and cash equivalents, December 31, 2016		$200
2016 Established Communities assumptions:
Revenue change (4)			4.25% to 5.5%
Operating expense change			2.25% to 3.25%	Additional Information
Net operating income change			5.0% to 6.5%
Apartment homes			55,060		Apartment Homes	Q4 2015 NOI

Expensed overhead (5)			$110 to $120	Q4 2015 NOI - restated for 2016 segments
				Established	55,060	$267.2
Capitalized interest			$72 to $82	Other Stabilized	7,990	34.1
				Redevelopment	4,893	29.0
Expected capital cost for Development Communities				Development	9,264	4.8
started in 2016 - AVB share (6)			$1,150	Total consolidated communities	77,207	$335.1

Expected capital cost for Development Communities				2016 Projected NOI - Development		$54 to $64
completed in 2016			$950

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2015.

(1)	See Attachment 15 for Definitions and Reconciliations of Non-GAAP Financial Measures including the reconciliation of EPS to FFO per share and FFO per share to Core FFO per share.

(2)	Projected growth is based on the mid-point of management's expected ranges for 2016.

(3)	Source: AVB Market Research Group, Moody's Analytics and National Association for Business Economics.

(4)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the midpoint of the projected revenue change for 2016 would increase by 0.1% to 0.2%.

(5)	Includes general and administrative expense, property management and investment overhead.

(6)
The Company's expected development for 2016 includes construction of communities through joint ventures. Including third party partners' interest in those joint ventures, gross projected Total Capital Costs for communities started in 2016 is $1,225.

(7)	2016 data generally represents mid-points of management's expected ranges for 2016.

(8)	Represents cash flow from operations, net of recurring capital expenditures and dividend payments.

Attachment 15

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except common share and per share data):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014
FFO, actual	$270,154	$233,484	$1,083,085	$951,035

Adjusting Items
Joint venture gains (1)	(388)	(1,858)	(9,059)	(5,194)
Casualty and impairment gain, net (2)	(873)	(1,907)	(16,247)	(2,494)
Lost NOI from casualty losses	2,790	—	7,862	—
Early extinguishment of consolidated borrowings	—	—	(26,736)	412
Gain on sale of real estate	—	(490)	(9,647)	(490)
Joint venture promote	—	(639)	(21,969)	(58,128)
Income taxes (3)	106	9,243	1,103	9,243
Development pursuit and other write-offs (4)	766	—	1,838	2,564
Acquisition costs (5)	352	(7,715)	3,806	(7,682)
Severance related costs	215	155	1,999	815

Core FFO	$273,122	$230,273	$1,016,035	$890,081

Core FFO per share	$1.99	$1.74	$7.55	$6.78

Average shares outstanding - diluted	137,349,671	132,677,639	134,593,177	131,237,502

(1) Amounts for 2014 and 2015 are composed primarily of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Full year 2015 amount is composed primarily of property damage and business interruption insurance proceeds, partially offset by costs from the fire at Edgewater.

(3) Amounts for 2015 and 2014 are composed of income taxes paid by the Company which are not considered to be a component of primary operations.

(4) Composed of the write-off of capitalized pursuit costs for Development Rights as well as the write-off of certain retail tenant improvements at an operating community in 2014.

(5) Amounts for the three months and full year ended December 31, 2014 include property tax refunds for Archstone communities for periods prior to acquisition.

Attachment 15

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Third Amended and Restated Revolving Loan Agreement dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 20, 2012, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2015 as well as prior years’ activities is presented elsewhere on Attachment 13.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Attachment 15

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Net income attributable to common stockholders	$155,428	$142,642	$742,038	$683,567
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	126,824	115,592	486,019	449,769
Distributions to noncontrolling interests, including
discontinued operations	9	9	38	35
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(2,633)	(779)	(33,580)	(73,674)
Gain on sale of previously depreciated real estate assets (1)	(9,474)	(23,980)	(115,625)	(108,662)
Impairment due to casualty loss	—	—	4,195	—

FFO attributable to common stockholders	$270,154	$233,484	$1,083,085	$951,035

Average shares outstanding - diluted	137,349,671	132,677,639	134,593,177	131,237,502

Earnings per share - diluted	$1.13	$1.08	$5.51	$5.21

FFO per common share - diluted	$1.97	$1.76	$8.05	$7.25

(1) Full Year 2014 includes the impact of the noncontrolling portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

Attachment 15

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended December 31, 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$155,428
Interest expense, net	42,217
Income tax expense	215
Depreciation expense	122,259
EBITDA	$320,119

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	(1,896)
Gain on sale of communities	(9,474)
EBITDA after disposition activity	$308,749

Joint venture income	(1,093)
Casualty and impairment loss (gain), net	125
Lost NOI from Edgewater fire	2,790
Other non-core adjustments (1)	335
Core EBITDA	$310,906

Interest expense, net	$42,217

Interest Coverage	7.4 times

(1) Refer to the Core FFO definition included in this release.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2015 Core EBITDA, as adjusted. For a calculation of EBITDA to net income attributable to common stockholders, see "Interest Coverage" above.

Total debt principal (1)	$6,481,291
Cash and cash in escrow	(505,328)
Net debt	$5,975,963

Core EBITDA	$310,906

Core EBITDA, annualized	$1,243,624

Net Debt-to-Core EBITDA	4.8 times

(1) Balance at December 31, 2015 excludes $7,601 of debt discount and $21,725 of deferred financing costs as reflected in unsecured notes, net, and $19,686 of debt premium and $14,703 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Attachment 15

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2015	2014	2015	2015	2015	2015	2014
Net income	$155,352	$142,530	$206,076	$172,253	$208,053	$741,733	$697,327
Indirect operating expenses, net of corporate income	13,332	12,721	13,427	14,817	15,399	56,973	49,055
Investments and investment management expense	1,096	1,290	1,167	1,073	1,034	4,370	4,485
Expensed acquisition, development and other pursuit costs, net of recoveries	1,570	(6,855)	3,391	673	1,187	6,822	(3,717)
Interest expense, net	42,217	47,987	43,234	44,590	45,573	175,615	180,618
(Gain) loss on extinguishment of debt, net	—	—	(18,987)	(7,749)	—	(26,736)	412
General and administrative expense	11,428	10,715	10,303	10,312	10,353	42,396	41,425
Joint venture income	(1,093)	(5,241)	(20,554)	(13,806)	(34,566)	(70,018)	(148,766)
Depreciation expense	122,259	114,084	120,184	118,627	116,853	477,923	442,682
Income tax expense	215	9,332	200	1,316	130	1,861	9,368
Casualty and impairment loss (gain), net	125	—	658	(17,114)	5,788	(10,542)	—
Gain on sale of real estate assets	(9,474)	(24,470)	(35,216)	(9,625)	(70,958)	(125,272)	(85,415)
Gain on sale of discontinued operations	—	—	—	—	—	—	(37,869)
Income from discontinued operations	—	—	—	—	—	—	(310)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(1,896)	(5,339)	(2,645)	(3,158)	(3,219)	(10,920)	(27,357)
NOI	$335,131	$296,754	$321,238	$312,209	$295,627	$1,264,205	$1,121,938

Established:
New England	$32,128	$29,480	$31,188	$29,911	$26,800	$120,026	$116,780
Metro NY/NJ	69,286	66,705	68,186	67,148	64,366	268,986	260,282
Mid-Atlantic	37,371	36,652	36,157	35,938	36,031	145,497	145,239
Pacific NW	14,219	12,853	13,502	13,657	13,373	54,751	50,621
No. California	54,761	47,645	53,095	52,635	49,734	210,226	187,900
So. California	45,356	41,125	43,139	42,493	42,931	173,919	158,927
Total Established	253,121	234,460	245,267	241,782	233,235	973,405	919,749
Other Stabilized	36,887	36,734	36,930	36,536	34,818	145,170	117,041
Development/Redevelopment	45,123	25,560	39,041	33,891	27,574	145,630	85,148
NOI	$335,131	$296,754	$321,238	$312,209	$295,627	$1,264,205	$1,121,938

Attachment 15

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at December 31, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Income from discontinued operations	$—	$—	$—	$310
Depreciation expense	—	—	—	—

NOI from discontinued operations	$—	$—	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$2,988	$8,539	$17,973	$44,645
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(1,092)	(3,200)	(7,053)	(17,288)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$1,896	$5,339	$10,920	$27,357

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year of 2016 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

Attachment 15

	Low Range	High Range

Projected EPS (diluted) - Q1 2016	$1.73	$1.79
Projected depreciation (real estate related)	0.92	0.96
Projected gain on sale of operating communities	(0.61)	(0.65)
Projected FFO per share (diluted) - Q1 2016	2.04	2.10

Joint venture costs (1)	0.03	0.03
Casualty and impairment gain, net	(0.06)	(0.06)
Lost NOI from casualty losses	0.01	0.01
Acquisition costs	0.01	0.01
Business interruption insurance proceeds	(0.15)	(0.15)
Projected Core FFO per share (diluted) - Q1 2016	$1.88	$1.94

Projected EPS (diluted) - Full Year 2016	$6.86	$7.26
Projected depreciation (real estate related)	3.71	3.91
Projected gain on sale of operating communities	(2.45)	(2.65)
Projected FFO per share (diluted) - Full Year 2016	8.12	8.52

Joint venture costs (1)	0.05	0.05
Casualty and impairment gain, net	(0.06)	(0.06)
Lost NOI from casualty losses	0.05	0.05
Abandoned pursuits	0.01	0.01
Acquisition costs	0.01	0.01
Business interruption insurance proceeds	(0.15)	(0.15)
Projected Core FFO per share (diluted) - Full Year 2016	$8.03	$8.43

(1) Amounts are composed primarily of the Company's portion of yield maintenance charges incurred for the early repayment of debt.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Attachment 15

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014

Rental revenue (GAAP basis)	$352,598	$334,386	$1,382,895	$1,316,759
Concessions amortized	174	559	1,017	4,500
Concessions granted	(271)	(272)	(744)	(3,089)

Rental Revenue with Concessions
on a Cash Basis	$352,501	$334,673	$1,383,168	$1,318,170

% change -- GAAP revenue		5.4%		5.0%

% change -- cash revenue		5.3%		4.9%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2015 is as follows (dollars in thousands):

Attachment 15

Full Year 2015
NOI
NOI for Established Communities	$973,405
NOI for Other Stabilized Communities	145,170
NOI for Development/Redevelopment Communities	145,630
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	10,920
Total NOI generated by real estate assets	1,275,125
NOI on encumbered assets	279,508
NOI on unencumbered assets	$995,617

Unencumbered NOI	78%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.